Exhibit 10.17

Second Amendment to the

ArcBest Corporation

Executive Officer Annual Incentive Compensation Plan

                THIS SECOND AMENDMENT (the “Second Amendment”) to the Arkansas Best Corporation Executive Officer Annual Incentive Compensation Plan, as amended from time to time and renamed the ArcBest Corporation Executive Officer Annual Incentive Compensation Plan pursuant to this Second Amendment (the “Plan”), is effective May 1, 2015 (the “Effective Date”), and is made by ArcBest Corporation (the “Company”).

W I T N E S S E T H:

                WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant annual cash awards to executive officers of the Company and its subsidiaries, based on the achievement of pre-established performance goals;

                WHEREAS, compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company has determined that it is desirable to submit for approval to the stockholders of the Company, at the Company’s 2015 Annual Meeting of Stockholders, the material terms of the Plan, including the employees eligible to participate therein, the maximum compensation payable under the Plan and the business criteria that may be used for setting performance goals under the Plan, for purposes of satisfying the “performance-based compensation” exemption under section 162(m) of the IRC of 1986, as amended (the “Code”), which requires the material terms of the Plan to be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan;

WHEREAS, in connection with such approval, the Committee has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to the approval of the Company’s stockholders, to (i) clarify the definition of “Base Salary,” (ii) add additional business criteria that may be used for setting performance goals under the Plan, (iii) add certain adjustment provisions applicable to the performance criteria under the Plan, and (iv) change the name of the Plan from the “Arkansas Best Corporation Executive Officer Annual Incentive Compensation Plan” to the “ArcBest Corporation Executive Officer Annual Incentive Compensation Plan” and to delete all other references in the Plan to “Arkansas Best Corporation” and replace them with references to “ArcBest Corporation,” in both cases to reflect the Company’s 2014 name change; and

WHEREAS, Section 11 of the Plan provides that the Board or the Committee may amend the Plan from time to time under certain circumstances, subject to approval by the Company’s stockholders in the case of certain material amendments pursuant to section 162(m) of the Code.

                NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.Section 2.2 of the Plan shall be deleted in its entirety and replaced with the following:

2.2  “BASE SALARY” means, as to any specific Plan year, an Executive Officer’s base salary earned in the fiscal year for which the annual incentive is earned.  Base salary shall not be reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company.

2.The first and second paragraph of Section 5.1 of the Plan shall be deleted in their entirety and replaced with the following:

5.1  PERFORMANCE MEASURES AND PERFORMANCE GOALS.  No later than ninety (90) days after the beginning of each Plan Year, the Committee shall select performance measures and shall establish in writing performance goals for that Plan year.  Except as provided in Section 5.7 herein, performance measures which may serve as determinants of Executive Officers’ Individual

Award Opportunities shall be limited to (1) earnings per share; (2) revenues; (3) cash flow; (4) operating cash flow; (5) cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital employed; (10) return on equity; (11) economic value added; (12) operating profit margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings or income; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt; (21) market share; (22) expenses; (23) net profit margin; (24) capitalization; (25) change in the fair market value of common stock; (26) operating income; (27) liquidity; (28) results of customer satisfaction surveys and safety or productivity improvement and (29) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. For purposes of clarity, such performance goals may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of either of the foregoing, or based upon comparisons of any of the performance measures relative to other companies.  For each Plan Year, the Committee may establish ranges of attainment of the performance goals which will correspond to various levels of Individual Award Opportunities.  Each range may include levels of performance above and below the one hundred percent (100%) performance level at which a greater or lesser percent of the Target Incentive Award may be earned.

In establishing or adjusting a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (i) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to the savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board (“APB”) Opinion No. 30, as amended or superseded; (viii) any changes in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as FASB Statement 144, as amended or superseded; (x) goodwill impairment charges; (xi) operating results for any business acquired during the plan year; (xii) third party expenses associated with any acquisition by the Company or any Subsidiary; and (xiii) settlement accounting charges incurred that relate to qualified defined benefit pension plans.

3.The name of the Plan shall be changed from the “Arkansas Best Corporation Executive Officer Annual Incentive Compensation Plan” to the “ArcBest Corporation Executive Officer Annual Incentive Compensation Plan” and all other references in the Plan to “Arkansas Best Corporation” shall be deleted and replaced with references to “ArcBest Corporation.”